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SOUTHWEST AIRLINES REPORTS APRIL TRAFFIC

DALLAS, TEXAS – May 7, 2012 – Southwest Airlines Co. (NYSE: LUV) today reported April 2012 combined traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, the Company is providing combined traffic results for Southwest Airlines and AirTran for periods prior to the acquisition date.  See the accompanying tables for combined results.
               The Company flew 8.6 billion revenue passenger miles (RPMs) in April 2012, compared to 8.8 billion combined RPMs flown in April 2011, a decrease of 2.1 percent.  Available seat miles (ASMs) decreased 1.9 percent to 10.8 billion from the April 2011 combined level of 11.0 billion.  The load factor for April 2012 was 79.8 percent, compared to the combined load factor of 79.9 percent in April 2011.  For April 2012, passenger revenue per ASM (PRASM) is estimated to have increased in the seven to eight percent range as compared to April 2011’s combined PRASM.
For the first four months of 2012, the Company flew 32.3 billion RPMs, compared to 32.5 billion combined RPMs flown in the same period in 2011, a decrease of 0.7 percent.  The year-to-date ASMs increased 0.4 percent to 41.4 billion from the combined level of 41.3 billion for the same period in 2011.  The year-to-date load factor was 78.0 percent, compared to the combined load factor of 78.8 percent for the same period in 2011.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	APRIL

	2012	2011	CHANGE
Revenue passengers carried	9,289,247	9,236,152	0.6%

Enplaned passengers	11,253,225	11,351,996	(0.9)%

Revenue passenger miles (000)	8,614,428	8,802,661	(2.1)%

Available seat miles (000)	10,799,914	11,011,630	(1.9)%

Load factor	79.8%	79.9%	(0.1	)pts.

Average length of haul	927	953	(2.7)%

Trips flown	115,660	118,606	(2.5)%

	YEAR-TO-DATE
	2012	2011	CHANGE
Revenue passengers carried	34,850,069	34,817,547	0.1%

Enplaned passengers	42,407,510	42,546,248	(0.3)%

Revenue passenger miles (000)	32,299,297	32,518,091	(0.7)%

Available seat miles (000)	41,432,807	41,275,175	0.4%

Load factor	78.0%	78.8%	(0.8	)pts.

Average length of haul	927	934	(0.7)%

Trips flown	449,556	452,173	(0.6)%

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